AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 20, 2001.
                                                  Registration No. 333-________

===============================================================================
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           US AIRWAYS GROUP, INC.
           (Exact name of registrant as specified in its charter)

                DELAWARE                     54-1194634
         (State of incorporation)  (IRS Employer Identification No.)

                             2345 CRYSTAL DRIVE
                         ARLINGTON, VIRGINIA 22227
        (Address of principal executive offices, including Zip Code)


            1997 Stock Incentive Plan of US Airways Group, Inc.
                                   -and-
      US Airways Group, Inc. Nonemployee Director Stock Incentive Plan
                          (Full Title of the Plan)

                          LAWRENCE M. NAGIN, ESQ.
      Executive Vice President - Corporate Affairs and General Counsel
                             2345 CRYSTAL DRIVE
                         ARLINGTON, VIRGINIA 22227
                               (703) 872-7000
 (Name, address and telephone number, including area code, of agent for service)

                                 COPIES TO:

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             FOUR TIMES SQUARE
                             NEW YORK, NY 10036
                      Attention: ERIC L. COCHRAN, ESQ.

                          CALCULATION OF REGISTRATION FEE
==========================================================================================
Title of Securities   Amount to be   Proposed Maximum  Proposed Maximum    Amount of
to be Registered      Registered(1)  Offering Price    Aggregate Offering  Registration
                                     per Share         Price               Fee(4)

==========================================================================================
Common stock, $1.00        5,000     $   4.775(2)      $    23,875.00      $     5.97
 par value               616,700     $   5.415(2)      $ 3,339.430.50      $   834.86
                          85,000     $   4.430(3)      $   376,550.00      $    94.14
                         883,300     $   4.430(3)      $ 3,913,019.00      $   978.25
                       ---------                       --------------      ----------
Total                  1,590,000                       $ 7,652,874.50      $ 1,913.22

(1) We are registering 1,590,000 shares pursuant to each of the 1997 Stock Incentive Plan of US Airways Group, Inc. and US Airways Group, Inc. Nonemployee Director Stock Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover such indeterminate number of additional shares of common stock which becomes issuable pursuant to the antidilution provisions of each of the 1997 Stock Incentive Plan of US Airways Group, Inc. and US Airways Group, Inc. Nonemployee Director Stock Incentive Plan.

(2)      Computed pursuant to Rule 457(h)(1) under the Securities Act.

(3) Estimated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the high and low selling prices per share of the common stock on the New York Stock Exchange as of November 13, 2001.

(4) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: .025% of $7,652,874.50, the Proposed Maximum Aggregate Offering Price of the previously unregistered shares of common stock registered hereby.

                   Page 1 of 6; Exhibit Index on page 6

                              Explanatory Note

         As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the information contained in the earlier registration statement relating to, among other plans, (1) the 1997 Stock Incentive Plan of US Airways Group, Inc., filed on August 21, 1998, Registration No. 333-62029, as amended on April 20, 2000, Registration No. 333-35296; and (2) the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan, filed on August 21, 1998, Registration No. 333-62029.

         On August 13, 2001, the Human Resources Committee of the Board of Directors of US Airways Group, Inc., pursuant to the authority granted under Section 13 of the 1997 Stock Incentive Plan of US Airways Group, Inc., amended Section 3 of the plan to increase the number of shares of common stock of US Airways Group, Inc. that may be issued pursuant to stock options and restricted stock awards granted under the plan from 1,500,000 shares of common stock to 3,000,000 shares of common stock.

         On May 16, 2001, the Board of Directors of US Airways Group, Inc., pursuant to the authority granted under Section 7 of the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan, amended Section 4.1 of the plan to increase the number of shares of common stock of US Airways Group, Inc. that may be issued pursuant to stock options awarded under the plan from 70,000 shares of common stock to 160,000 shares of common stock. The stockholders approved the increase in the number of shares of common stock that may be issued under the plan at the 2001 annual meeting of stockholders of US Airways Group, Inc.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, until such time as this registration statement is no longer in effect.

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
         (b) Our Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, June 30 and September 30, 2001;

         (c) Our Current Reports on Form 8-K filed on January 9, 2001, January 10, 2001, January 12, 2001, January 17, 2001,
                  February 13, 2001, March 1,

                  2001, March 7, 2001, March 13, 2001, April 10, 2001,
                  April 18, 2001, May 8, 2001, June 12, 2001, July 2, 2001,
                  July 10, 2001, July 12, 2001, July 13, 2001, July 18,
                  2001, July 27, 2001, July 30, 2001, August 10, 2001,
                  August 15, 2001, August 20, 2001, September 18, 2001,
                  September 26, 2001, October 4, 2001, October 30, 2001, November 5, 2001 and November 19, 2001; and

         (d) The description of our common stock contained in our Registration Statement No. 33-50231 on Form S-3 filed with the SEC on September 13, 1993, as amended on September 28, 1993.

Item 8.  Exhibits
         -----------

Exhibit
Number   Exhibit
-------  ----------

4.1 1997 Stock Incentive Plan of US Airways Group, Inc. (incorporated by reference to Exhibit 10.4 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on August 11, 2000)

4.2 Resolutions of the Human Resources Committee, dated August 13, 2001, amending the 1997 Stock Incentive Plan of US Airways Group, Inc.

4.3 First Amendment to the 1997 Stock Incentive Plan of US Airways Group, Inc. (incorporated by reference to Exhibit 10.1 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on November 9, 2001)

4.4 US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on August 11, 2000)

4.5 Resolutions of the Board of Directors, dated May 16, 2001, amending the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan

4.6 First Amendment to the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (incorporated by reference to US Airways Group Inc.'s Proxy Statement dated August 17, 2001)

5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1 Consent of KPMG LLP, independent auditors, with respect to the consolidated financial statements of US Airways Group, Inc.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the Opinion filed as Exhibit 5.1)

24.1     Power of Attorney

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Arlington, Commonwealth of Virginia on this 20th day of November, 2001.

                                            US AIRWAYS GROUP, INC.

                                            By: /s/ Lawrence M. Nagin
                                                ---------------------
                                            Lawrence M. Nagin
                                            Executive Vice President - Corporate
                                               Affairs and General Counsel

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name/Signature                         Title                         Date
--------------                         -----                         ----


/s/ Rakesh Gangwal                President, Chief             November 20, 2001
----------------------------      Executive Officer,
Rakesh Gangwal                    Director


/s/ Thomas A. Mutryn              Senior Vice President        November 20, 2001
----------------------------      - Finance, Chief Financial
Thomas A. Mutryn                  Officer


/s/ Anita P. Beier                Vice President and           November 20, 2001
-----------------------------     Controller, Chief
Anita P. Beier                    Accounting Officer


              *                   Director                     November 20, 2001
-----------------------------
Mathias J. DeVito


              *                   Director                     November 20, 2001
-----------------------------
Peter M. George


              *                   Director                     November 20, 2001
-----------------------------
Robert L. Johnson


              *                   Director                     November 20, 2001
-----------------------------
Robert LeBuhn


              *                   Director                     November 20, 2001
-----------------------------
John G. Medlin, Jr.


              *                   Director                     November 20, 2001
-----------------------------
Hanne M. Merriman


              *                   Director                     November 20, 2001
-----------------------------
Thomas H. O'Brien


              *                   Director                     November 20, 2001
-----------------------------
Hilda Ochoa-Brillembourg

              *                   Director                     November 20, 2001
-----------------------------
Richard B. Priory


              *                   Director                     November 20, 2001
-----------------------------
Raymond W. Smith


              *                   Director                     November 20, 2001
-----------------------------
Stephen M. Wolf


*  By: /s/ Lawrence M. Nagin
       ----------------------
         Lawrence M. Nagin
         Attorney-In-Fact

                               EXHIBIT INDEX
                               -------------

Exhibit
Number
(Referenced to
Item 601(b) of
Regulation S-K)   Exhibit
---------------   -----------

4.1               1997 Stock Incentive Plan of US Airways Group, Inc.
                  (incorporated by reference to Exhibit 10.4 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on August 11, 2000)

4.2 Resolutions of the Human Resources Committee, dated August 13, 2001, amending the 1997 Stock Incentive Plan of US Airways Group, Inc.

4.3 First Amendment to the 1997 Stock Incentive Plan of US Airways Group, Inc. (incorporated by reference to Exhibit
                  10.1 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on November 9, 2001)

4.4 US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to US Airways Group Inc.'s Quarterly Report on Form 10-Q filed on August 11, 2000)

4.5 Resolutions of the Board of Directors, dated May 16, 2001, amending the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan

4.6 First Amendment to the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (incorporated by reference to US Airways Group Inc.'s Proxy Statement dated August 17, 2001)

5.1               Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1 Consent of KPMG LLP, independent auditors, with respect to the consolidated financial statements of US Airways Group, Inc.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the Opinion filed as Exhibit 5.1)

24.1              Power of Attorney

                                                                    Exhibit 4.2

                         HUMAN RESOURCES COMMITTEE

                        1997 STOCK INCENTIVE PLAN -
                INCREASE IN THE NUMBER OF AUTHORIZED SHARES

         RESOLVED, that, pursuant to the authority granted to the Human Resources Committee of the Board of Directors of US Airways Group, Inc. (the "Committee") in Section 13 of the 1997 Stock Incentive Plan of US Airways Group, Inc. (the "Plan"), the Committee hereby approves an amendment to Section 3 of the Plan to increase the number of shares of the Corporation's common stock that may be issued pursuant to stock options and restricted stock awarded under the Plan from 1,500,000 shares of common stock to 3,000,000 shares of common stock; and

         FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to do, or cause to be done all such acts and things and to execute all amendments, agreements, documents, letters, certificates and other instruments as they or counsel for the Corporation deem necessary or advisable to carry out the full intent and purposes of the foregoing resolution.



                                                                    Exhibit 4.5


                  RESOLUTIONS OF THE BOARD OF DIRECTORS OF
                           US AIRWAYS GROUP, INC.

                NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN -
                INCREASE IN THE NUMBER OF AUTHORIZED SHARES

         WHEREAS, US Airways Group, Inc. (the "Company") has previously adopted the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan (the Plan"); and

         WHEREAS, pursuant to Section 7 of the Plan, the Board of Directors may, subject to the limitations contained therein, amend the Plan; and

         WHEREAS, the Board of Directors desires to amend the Plan in the manner set forth in the amendment attached hereto as Exhibit A;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby adopts the amendment to the Plan substantially in the form attached hereto as Exhibit A; and be it further

         RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed to take such action as such officer may deem necessary or appropriate in order to effectuate the foregoing resolution.



                                                                    Exhibit 5.1





                                                   November 20, 2001


US Airways Group, Inc.
2345 Crystal Drive
Arlington, Virginia 22227

                           Re:  US Airways Group, Inc.
                                Registration Statement on Form S-8
                                ----------------------------------
Ladies and Gentlemen:

         We have acted as special counsel to US Airways Group, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,500,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), issuable pursuant to the 1997 Stock Incentive Plan of US Airways Group, Inc., as amended on August 13, 2001 (the "1997 Plan"), and 90,000 shares of the Company's Common Stock issuable pursuant to the US Airways Group, Inc. Nonemployee Director Stock Incentive Plan, as amended on May 16, 2001 (the "Director Plan" and each aforementioned plan, a "Plan" and collectively, the "Plans"). The 1997 Plan provides for the discretionary grant of shares of Common Stock subject to restrictions ("Restricted Stock") and stock options ("Options") to any individual, who is not an officer, in contemplation of becoming a key employee, and current key employees who are not officers, of the Company or any of its subsidiaries with respect to an aggregate of 3,000,000 shares of Common Stock. The Director Plan provides for the annual grant to each eligible director of an option (a "Director Option") to purchase 1,500 shares of Common Stock.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 (File No. 333-62029) as filed under the Securities Act with the Securities and Exchange Commission (the "Commission") on August 21, 1998, as amended on April 20, 2000 (File No. 333-35296); (ii) the Registration Statement on Form S-8 as filed with the Commission on the date hereof under the Securities Act (the "Registration Statement"); (iii) a specimen certificate representing the Common Stock;
(iv) the Restated Certificate of Incorporation of the Company, as presently in effect; (v) the By-laws of the Company, as presently in effect; (vi) the Plans; (vii) certain resolutions of the Human Resources Committee of the Board of Directors of the Company relating to the 1997 Plan and related matters; and (viii) certain resolutions of the Board of Directors of the Company relating to the Director Plan and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have assumed that the certificates representing the Common Stock will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us. We have also assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plans will be consistent with either Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Common Stock delivered pursuant to the Plans will be in an amount at least equal to the par value of such Common Stock.

         Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that, with respect to the 1997 Plan, the shares of Common Stock have been duly authorized for issuance by the Company and, when such shares of Common Stock are issued upon exercise of Options granted or Restricted Stock awarded under the terms and conditions of the 1997 Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.

         Based upon and subject to the foregoing, we are of the opinion that, with respect to the Director Plan, the shares of Common Stock have been duly authorized for issuance by the Company and, when such shares of Common Stock are issued upon exercise of Director Options granted under the terms and conditions of the Director Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP



                                                                   Exhibit 23.1


                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of US Airways Group, Inc. of our report dated February 22, 2001, except as to Note 9, which is as of March 6, 2001, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of US Airways Group, Inc.

/s/ KPMG LLP

KPMG LLP
McLean, Virginia
November 15, 2001



                                                                   Exhibit 24.1

                             POWER OF ATTORNEY

         We, the undersigned officers and directors of US Airways Group, Inc., hereby severally constitute and appoint Lawrence M. Nagin and Thomas
A. Mutryn, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable US Airways Group, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

         IN WITNESS WHEREOF, each of us individually has executed this Power of Attorney as of the date indicated.

/s/ Mathias J. DeVito             Director        September 18, 2001
----------------------------
Mathias J. DeVito

/s/ Peter M. George               Director        September 18, 2001
----------------------------
Peter M. George

/s/ Robert L. Johnson             Director        September 18, 2001
----------------------------
Robert L. Johnson

/s/ Robert LeBuhn                 Director        September 18, 2001
----------------------------
Robert LeBuhn

/s/ John G. Medlin, Jr.           Director        September 18, 2001
----------------------------
John G. Medlin, Jr.

/s/ Hanne M. Merriman             Director        September 18, 2001
----------------------------
Hanne M. Merriman

/s/ Thomas H. O'Brien             Director        September 18, 2001
----------------------------
Thomas H. O'Brien

/s/ Hilda Ochoa-Brillembourg      Director        September 18, 2001
----------------------------
Hilda Ochoa-Brillembourg

/s/ Richard B. Priory             Director        September 18, 2001
----------------------------
Richard B. Priory

/s/ Raymond W. Smith              Director        September 18, 2001
----------------------------
Raymond W. Smith

/s/ Stephen M. Wolf               Director        September 18, 2001
----------------------------
Stephen M. Wolf